Exhibit 5.1

O’Melveny & Myers LLP Two Embarcadero Center 28ᵗʰ Floor San Francisco, CA 94111-3823	T: +1 415 984 8700 F: +1 415 984 8701 omm.com

May 7, 2021

Babcock & Wilcox Enterprises, Inc.

1200 East Market Street, Suite 650

Akron, OH 44305

Re:	Issuance of 7.75% Series A Cumulative Perpetual Preferred Stock of Babcock & Wilcox Enterprises, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 4,000,000 shares of the Company’s 7.75% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Preferred Stock”) (together with 600,000 option shares of the Preferred Stock, collectively, the “Shares”) pursuant to that certain Underwriting Agreement, dated May 4, 2021 (the “Underwriting Agreement”), between the Company and B. Riley Securities, Inc., as representative of the several underwriters named therein. The Shares are being issued pursuant to the shelf registration statement on Form S-3 (File No. 333-255428) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on April 22, 2021 and declared effective by the Commission on April 30, 2021.

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered necessary or appropriate for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. On the basis of such examination and subject to the limitations and assumptions in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the reference to O’Melveny & Myers LLP under the heading “Legal Matters” in the prospectus supplement, dated May 4, 2021, constituting a part of such Registration Statement. In signing this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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